Exhibit 1

CHINA UNICOM LIMITED (Stock Code: 762)

(Incorporated in Hong Kong with limited liability under Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of September 2007.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of September 2007.

Operational statistics for the month of September 2007 and the comparative figures for the previous month are as follows:

		September 2007	August 2007

1.	CELLULAR BUSINESS:

	Aggregated Number of GSM Cellular Service Subscribers	115.922 million	114.756 million
	- Post-paid Subscribers	60.340 million	59.556 million
	- Pre-paid Subscribers	55.582 million	55.200 million

	Aggregated Net Additions in 2007 of GSM Cellular Service Subscribers	10.049 million	8.883 million
	- Post-paid Subscribers	6.073 million	5.289 million
	- Pre-paid Subscribers	3.976 million	3.594 million

	Aggregated Number of CDMA Cellular Service Subscribers	40.110 million	39.756 million
	- Post-paid Subscribers	36.842 million	36.503 million
	- Pre-paid Subscribers	3.268 million	3.253 million

	Aggregated Net Additions in 2007 of CDMA Cellular Service Subscribers	3.617 million	3.263 million
	- Post-paid Subscribers	3.388 million	3.049 million
	- Pre-paid Subscribers	0.229 million	0.214 million

		September 2007	August 2007

2.	INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:

	Aggregated Usage Volume in 2007 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	8.5305 billion	7.5470 billion
	- Domestic Long Distance	8.3967 billion	7.4277 billion
	- International, Hong Kong, Macau & Taiwan Long-Distance	0.1338 billion	0.1193 billion

	Aggregated Usage Volume in 2007 of Outgoing Calls of IP Telephone (minutes)	9.1167 billion	8.1009 billion
	- Domestic Long Distance	9.0396 billion	8.0317 billion
	- International, Hong Kong, Macau & Taiwan Long-Distance	0.0771 billion	0.0692 billion

Notes:

1.                       All the Aggregated Numbers recorded for the months of August 2007 and September 2007 are aggregated data reported at 24:00 on 31 August 2007 and 30 September 2007 respectively.

2.                       The accounting period of all Aggregated Net Additions in 2007 and all Aggregated Usage Volumes in 2007 for the month of September 2007 is the period commencing from 0:00 on 1 January 2007 to 24:00 on 30 September 2007 respectively.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of August 2007 and September 2007 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

The Board of Directors of the Company comprises:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Yang Xiaowei, Li Zhengmao, Li Gang, Zhang Junan and Miao Jianhua

Non-executive Director:	Lu Jianguo

Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Cheung Wing Lam, Linus, and Wong Wai Ming

By Order of the Board CHINA UNICOM LIMITED CHU KA YEE Company Secretary

Hong Kong, 18 October 2007